OTTAWA FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE
May 24, 2000

CONTACT:	Douglas J. Iverson, Vice Chairman & CEO (616) 393-7002 Jon W. Swets, SVP & CFO (616) 224-2841

OTTAWA FINANCIAL CORPORATION
DECLARES STOCK AND CASH DIVIDEND

HOLLAND, MICHIGAN, May 24, 2000 -- Ottawa Financial Corporation, parent corporation of AmeriBank, Holland, Michigan, declared a 10 percent stock dividend payable on June 30, 2000, to shareholders of record on June 14, 2000. This is the fourth stock dividend declared by the Corporation in four years. Shareholders will receive one share of common stock for each ten shares of stock they hold on the record date.

The Corporation also has declared a cash dividend of $0.12 per share. The dividend will be payable on June 30, 2000, to shareholders of record on June 14, 2000. The $0.12 per share represents a 10% increase in the cash dividend as it will be paid on all shares including the new shares issued in the 10% stock dividend.

AmeriBank now operates 27 retail banking offices located in six counties in Western Michigan. The Corporation had $1.05 billion in assets and $79.0 million in stockholders' equity as of March 31, 2000. The Corporation's stock is traded on the Nasdaq National Market under the symbol "OFCP".